Exhibit 3.1

State of Missouri John R. Ashcroft, Secretary of State Corporations Division PO Box 778 / 600 W. Main St., Rm. 322 Jefferson City, MO 65192 Amendment of Articles of Incorporation for a General Business or Close Corporation (Submit with $25.00 filing fee; if increasing # of shares, please see fee schedule for appropriate fee.) Pursuant to the provisions of the General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following: Monarch Energy Holding, Inc. 1. The present name of the Corporation is Charter #: 001371758 The name under which it was originally organized was Monarch Energy Holding, Inc. 2. An amendment to the Corporation’s Articles of Incorporation was adopted by the shareholders on May 22, 2018 month/day/year ONE 3. Article Number is amended to read as follows: The name of this corporation shall be Evergy, Inc. (If more than one article is to be amended or more space is needed attach additional pages) (Please see next page) Name and address to return filed document: Tammy Eddings Name: 4801 Main Street, Suite 1000 Address; Kansas City, MO 64112-2551 City, State, and Zip Code: . Corp. 44 (01/2017)

4. Of the 1,000 shares outstanding, 1,000 of such shares were entitled to vote on such amendment. The number of outstanding shares of any class entitled to vote thereon as a class were as follows: Class Common Number of Outstanding Shares 1,000 5. The number of shares voted for and against the amendment was as follows Class Common No. Voted For 1,000 No, Voted Against 0 6. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, the following is a statement of the manner in which such reduction shall be effected: 7. If the effective date of the amendment is to be a date other than the date of filing of the certificate of amendment with the Secretary of State, then the effective date, which shall be no more than 90 days following the filing date, shall be specified: In Affirmation thereof, the facts stated above are true and correct: (The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo) Authorized Signature Terry Bassham President 5/22/2018 Printed Name Title Date Corp. 44 (01/2017)